Exhibit 4.41

[TRANSLATION FOR INFORMATION PURPOSES ONLY]

IRREVOCABLE SECURITY TRUST AGREEMENT IN RESPECT OF STOCK No. F/111388-5 (the “Agreement”), dated September 3, 2009, entered into by and among:

(1)

Cemex, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Impra Café, S.A. de C.V. (“Impra Cafe”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex Mexico”), and Centro Distribuidor de Cemento, S.A. de C.V. (“Cedice”), as settlors (each of Cemex SAB, Tolteca, Impra Cafe, Interamerican, Cemex Mexico and Cedice, a “Settlor” and, together, the “Settlors”);

(2)

Cemex Mexico, Cedice, Mexcement Holdings, S.A. de C.V. (“Mexcement”) and Corporación Gouda, S.A. de C.V. (“Gouda”), as issuers (each of Cemex Mexico, Cedice, Mexcement and Gouda, in their respective capacities as issuers, an “Issuer” and, together, the “Issuers”);

(3)

Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria (the “Trustee”), a banking institution duly organized and validly existing pursuant to the laws of the United Mexican States (“Mexico”); and

(4)

Wilmington Trust (London) Limited, on its own behalf and in its capacity as Security Agent (the “Beneficiary”), for the benefit of the Participating Creditors and, if applicable, the Refinancing Creditors (and their respective successors and assigns) and the other Secured Parties, a private limited company duly incorporated and validly existing under the laws of England and Wales, pursuant to the following Preliminary Statements, Representations and Clauses.

PRELIMINARY STATEMENTS

WHEREAS, on August 14, 2009, Cemex SAB, as principal borrower, several direct and indirect subsidiaries of Cemex SAB, as borrowers, guarantors or security providers (together, the “Obligors”), the financial institutions identified therein, as creditors (jointly with their permitted successors and assigns, the “Participating Creditors”), Citibank International plc, as administrative agent (the “Administrative Agent”), and the Beneficiary, as security agent, among others, entered into a Financing Agreement for the purpose of refinancing certain indebtedness of Cemex SAB and certain of the Obligors (the “Financing Agreement”). Attached hereto, as Exhibit A, is a copy of the Financing Agreement.

WHEREAS, on August 14, 2009, Cemex SAB, the Obligors, the Participating Creditors, the Administrative Agent and the Beneficiary, entered into an Intercreditor Agreement providing, among other things, for the exercise of rights in respect of collateral, the release of collateral, and the distribution of proceeds arising from the exercise of rights in respect of collateral among different creditor constituencies (the “Intercreditor Agreement”). Attached hereto, as Exhibit B, is a copy of the Intercreditor Agreement.

WHEREAS, under each of the Financing Agreement and the Intercreditor Agreement, Cemex SAB and the Obligors may refinance each of the Core Bank Facilities and the USPP Note (as both terms are defined in the Intercreditor Agreement), through the issuance of bonds, notes or other debt securities, or convertible or exchangeable securities, or through the incurrence of indebtedness under loan facilities (together, the “Refinancing Indebtedness” and creditors, of any nature, under the Refinancing Indebtedness, the “Refinancing Creditors”).

WHEREAS, Cemex SAB has issued, on different dates, several tranches of certificados bursátiles, guaranteed, on a por aval basis, by each of Cemex Mexico and Tolteca, that are registered with the Mexican National Securities Registry and listed on the Mexican Stock Exchange, which are identified in Exhibit C hereto, and that are required to be secured pursuant to the terms hereof (the “Certificados Bursatiles”). Attached hereto, as Exhibit D, are copies of each of the securities evidencing the Certificados Bursatiles.

WHEREAS, New Sunward Holding Financial Ventures B.V. (“NSHFV”) issued, on December 18, 2006, February 12, 2007 and May 9, 2007, certain callable perpetual dual currency notes, guaranteed by each of Cemex SAB, Cemex Mexico and New Sunward Holding B.V. (“NSH”), that are required to be secured pursuant to the terms hereof (the “Perpetual Securities”). Attached hereto, as Exhibit E, is a copy of the securities evidencing the Perpetual Securities.

WHEREAS, Cemex SAB issued, on October 1, 1999, US$200,000,000 9.625% Notes due 2009, that are required to be secured pursuant to the terms hereof (the “Cemex SAB Bonds”). Attached hereto, as Exhibit F, is a copy of the securities evidencing the Cemex SAB Bonds.

WHEREAS, Cemex SAB or any of its subsidiaries (the “Additional Obligors”) may, from time to time, issue additional notes, certificados bursátiles (under programs approved on the date hereof or in the future), bonds or other debt securities, convertible or exchangeable securities, or borrow under loan facilities, the proceeds of which are applied to refinance the Certificados Bursatiles, the Perpetual Securities, the Cemex SAB Bonds, or existing Additional Indebtedness (as defined below), which are secured equally and ratably with other indebtedness of the Obligors under the terms provided for in the Financing Agreement, which are issued or, as the case may be, borrowed, after the date of the Financing Agreement by the Additional Obligors, and which are permitted to be issued or, as the case may be, borrowed, under the Financing Agreement (the “Additional Indebtedness”).

WHEREAS, the Settlors desire to create a first lien, pursuant to the terms of this Agreement, with respect to the shares transferred in trust hereunder, ratably and equally, in favor of (i) the Participating Creditors, acting through the Beneficiary, the Beneficiary, the Administrative Agent, the Refinancing Creditors, the representative of the Participating Creditors and the representative of the Refinancing Creditors, (ii) the holders of the Certificados Bursatiles, acting through the representante común for each tranche of Certificados Bursatiles, (iii) the holders of the Perpetual Securities, acting through the trustee thereof, (iv) the holders of the Cemex SAB Bonds, acting through the trustee thereof, and (v) the holders of or creditors under Additional Indebtedness, acting through the applicable representante común, trustee, agent or creditor (together, the parties specified in (i), (ii), (iii), (iv) and (v) above, and any successors or assignees thereof, the “Secured Parties”), under the terms set forth herein, to secure the due and timely payment of any and all amounts payable by Cemex SAB and the Obligors under the Financing Agreement and any Refinancing Indebtedness, Cemex SAB, Cemex Mexico and Tolteca under the Certificados Bursatiles, Cemex SAB, NSHFV, Cemex Mexico and NSH under the Perpetual Securities, Cemex SAB under the Cemex SAB Bonds and any Additional Obligor under any Additional Indebtedness (the “Obligations”).

Based upon the foregoing Preliminary Statements, each of the parties hereto hereby represents and agrees as follows:

REPRESENTATIONS

I. Each of the Settlors represents, on its own behalf and only in respect of itself, as of the date hereof that:

(a) it is a corporation duly organized and existing under the laws of its jurisdiction of incorporation, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) it is the owner of the shares specified in Exhibit G, representing capital stock of the relevant Issuer, which are transferred in trust on the date hereof (together, the “Transferred Shares”);

(c) it wishes to transfer in trust to the Trustee, pursuant to the terms of this Agreement, its respective Transferred Shares, in favor of each of the Secured Parties, to secure the due and timely performance of the Secured Obligations (as defined below);

(d) its respective Transferred Shares have been duly issued by the relevant Issuer, are fully paid, and are free from any lien, security interest, option or encumbrance, of any nature, except for what is set forth in this Agreement;

(e) this Agreement constitutes a legal, valid and binding obligation of the Settlor, enforceable against such Settlor in accordance with its terms, and is sufficient to transfer ownership of the Transferred Shares to the Trustee pursuant to the terms hereof;

(f) it has obtained all internal authorizations necessary to enter into, and to perform its obligations under, this Agreement, including any required authorizations from its shareholders or its board of directors, as applicable;

(g) its representatives are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds or other evidence of authority attached hereto as Exhibit H;

(h) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(i) the entering into this Agreement and the performance of its obligations hereunder, do not contravene or result in any breach or violation of any applicable law, rule or regulation, of any agreement, of any nature, to which it may be a party or under which it may be bound, or its bylaws or other constitutive documents in effect;

(j) it has not initiated, nor does it have knowledge that it has been initiated against it, any bankruptcy, insolvency, concurso mercantil, quiebra or similar proceeding under any applicable law;

(k) no legal action or proceeding has been initiated to which it is a party or of which it has been notified, or to its knowledge is intended to be initiated, before any court, governmental authority or arbitrator, of any nature (whether in Mexico or outside of Mexico), that could have a material adverse effect on the business or financial condition of the Settlor, on the rights of the corresponding Settlor with respect to the Transferred Shares, or on the validity, effectiveness or enforceability of this Agreement;

(l) by entering into this Agreement, it acknowledges the existence of the Secured Parties and their agents, and the capacity of the Beneficiary to act on its own behalf and for the benefit of the Participating Creditors and the Refinancing Creditors (as set forth in the Intercreditor Agreement), and to exercise any rights arising under the terms of this Agreement.

II. Each of the Issuers represents, on its own behalf and only in respect of itself, as of the date hereof that:

(a) it is a corporation duly organized and existing under the laws of Mexico, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) the Transferred Shares issued thereby have been duly issued, are fully paid, and are free from any lien, security interest, option or encumbrance, of any nature, except for what is set forth in this Agreement;

(c) this Agreement constitutes a legal, valid and binding obligation of the Issuer, enforceable against such Issuer in accordance with its terms;

(d) it has obtained all internal authorizations necessary to enter into, and to perform its obligations under, this Agreement;

(e) its representatives are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds attached hereto as Exhibit I;

(f) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(g) the entering into this Agreement and the performance of its obligations hereunder, do not contravene or result in any breach or violation of any applicable law, rule or regulation, of any agreement, of any nature, to which it may be a party or under which it may be bound, or its bylaws or other constitutive documents in effect;

(h) no legal action or proceeding has been initiated to which it is a party or of which it has been notified, or to its knowledge is intended to be initiated, before any court, governmental authority or arbitrator, of any nature (whether in Mexico or outside of Mexico), that could have a material adverse effect on the business or financial condition of the Issuer, on the rights of the corresponding Settlor with respect to the Transferred Shares or on the validity, effectiveness or enforceability of this Agreement.

III. The Trustee represents as of the date hereof that:

(a) it is a multiple banking institution (institución de banca múltiple) duly organized and existing under the laws of Mexico, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms;

(c) it has obtained all internal authorizations necessary to enter into, and to perform its obligations under, this Agreement;

(d) its representatives (delegados fiduciarios) are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds attached hereto as Exhibit J;

(e) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the

Mexican Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(f) the entering into this Agreement and the performance of its obligations hereunder, do not contravene or result in any breach or violation of any applicable law, rule or regulation, of any agreement, of any nature, to which it may be a party or under which it may be bound, or its bylaws or other constitutive documents in effect;

(g) it agrees to act as trustee under this Agreement.

IV. The Beneficiary represents as of the date hereof that:

(a) it is a private limited company duly incorporated and existing under the laws of England and Wales, authorized to enter into this Agreement and to perform its obligations hereunder;

(b) its representatives are duly authorized to enter into, and bind it under, this Agreement, and such authority has not been limited, revoked or modified in any manner, as evidenced by the public deeds or other evidence of authority attached hereto as Exhibit K;

(c) it does not require any approval from any third party, including any governmental authority, for the execution and performance of this Agreement, except that, in the event of foreclosure hereunder, the purchaser or purchasers of any Transferred Shares may require the approval of each of the Mexican Competition Commission (Comisión Federal de Competencia) and the Mexican Foreign Investment Commission (Comisión Nacional de Inversiones Extranjeras);

(d) it is entering into this Agreement on its own behalf and for the benefit of the Participating Creditors and, if applicable, the Refinancing Creditors (and their respective successors and assigns) and the other Secured Parties, pursuant to the Financing Agreement and the Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto agree to the following:

CLAUSES

FIRST. Creation of the Trust; Subsequent Transfers. (a) Each of the Settlors hereby creates this irrevocable security trust with the Trustee, identified with number F/111388-5, by transferring to the Trustee ownership of the Transferred Shares, which shall be subject to the terms set forth in this Agreement until the Termination Date (as defined below) or as otherwise provided herein, as security for the due, full and timely satisfaction of (i) any and all of the Obligations, (ii) any and all of the amounts payable by the Settlors pursuant to the terms of this Agreement, and (iii) any and all fees, costs and expenses incurred, paid or disbursed by the Beneficiary, the Secured Creditors or their respective agents, if any, upon exercise of their respective rights set forth herein ((i), (ii) and (iii), jointly, the “Secured Obligations”). The Trustee hereby acquires and receives the Transferred Shares and the execution of this Agreement constitutes evidence of receipt of such Transferred Shares by the Trustee.

(b) Each of the Settlors hereby agrees to transfer to the Trustee, and to cause any third party controlled by Cemex SAB, directly or indirectly, to transfer to the Trustee, within five (5) business days counted from the date of acquisition thereof, by any means, any additional shares issued by any Issuer that any of the Settlors or such controlled third party may acquire, by subscription and payment or otherwise (the “Additional Shares”), pursuant to the procedure specified in this Clause First. For purposes of this Agreement, the term “business days” shall mean any day which is not a Saturday or Sunday, on which banking institutions are authorized to open and carry out operations with the general public in Mexico, in conformity with the calendar issued and updated from time to time by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

(c) The representations made by each of the Settlors in this Agreement, shall be deemed repeated by the relevant Settlor or a third party on each of the dates on which such Settlor or any third party transfers Additional Shares in trust pursuant to the terms of this Agreement, mutatis mutandi, in respect of such Additional Shares.

(d) The transfer of ownership by each Settlor to the Trustee of the Transferred Shares it owns, shall be undertaken as follows:

(1)

each Settlor shall transfer in trust the Transferred Shares by means of (i) delivering to the Trustee any and all certificates evidencing the Transferred Shares, duly endorsed in property (endoso en propiedad) to the Trustee, and (ii) causing the relevant Issuer’s secretary of the board of directors, to make a notation in the stock registry book of the relevant Issuer, specifying that the relevant Transferred Shares have been transferred to the Trustee pursuant to the terms of this Agreement, and delivering a certificate of the relevant secretary of the board of directors of the relevant Issuer to such effect, issued in favor of the Trustee and for the benefit of the Secured Parties; and

(2)

each of the Settlors shall transfer to the Trustee, and agrees to cause any applicable third party to transfer to the Trustee, pursuant to this Agreement (and in particular, this Clause First), any Additional Shares any of them may acquire.

(e) The Trustee hereby acknowledges the due receipt of the Transferred Shares, as set forth in Clause First, (d)(1) above, having received the relevant certificates to its satisfaction, and agrees to hold the Transferred Shares in trust, pursuant to the terms hereof, as part of the, and jointly with other, Trust Assets (as hereinafter defined), for the benefit of the Beneficiary and the Secured Parties, to secure performance of the Secured Obligations and, upon the occurrence of the Termination Date, to the extent any Trust Assets shall remain on such Date, for the benefit of, and the reversion to, the corresponding Settlor pursuant to the terms and conditions hereof and following the instructions of such Settlor, and at such Settlor’s own expense.

(f) With respect to any Transferred Shares or Additional Shares transferred to the Trustee pursuant to this Agreement, the Settlor or third party transferring the applicable Transferred Shares or Additional Shares, shall be liable for (i) any claims of property rights made by any third party (saneamiento para el caso de evicción), and (ii) any hidden defects (vicios ocultos).

(g) Without any responsibility, of any nature whatsoever, arising to the Trustee, the Beneficiary or any of the Secured Parties, each of the Settlors hereby states, in its capacity as second beneficiary pursuant to this Agreement, that (i) such Settlor reserves, upon the occurrence of the Termination Date, to the extent any Trust Assets shall remain on such Date, the right to reacquire the Transferred Shares and any Additional Shares, for purposes of applicable tax law, and (ii) the transfer and delivery of the Transferred Shares and any Additional Shares to the Trustee does not result in the payment of any income taxes arising from the transfer of the Transferred Shares and any Additional Shares set forth in this Agreement, in accordance with Article 14 of the Mexican Federal Fiscal Code (Código Fiscal de la Federación), because the corresponding Settlor has the right to reacquire the Transferred Shares and any Additional Shares (to the extent remaining), upon the occurrence of the Termination Date. Each Settlor agrees, for the benefit of the Secured Parties and with the Trustee’s knowledge, that the provisions of this paragraph do not contravene the irrevocability provision set forth in Clause Fourteenth of this Agreement.

(h) Within ten (10) business days counted from the date hereof, the Trustee, pursuant to the instructions of the Beneficiary (which are hereby given, without any separate instruction being required), if necessary with the assistance of Cemex SAB, agrees to notify the representante común of each tranche of Certificados Bursatiles, the trustee acting for the holders of the Perpetual Securities and the trustee acting for the holders of the Cemex SAB Bonds, of the creation of the trust set forth in this Agreement and the rights arising therefrom for holders of Certificados Bursatiles, Perpetual Securities and Cemex SAB Bonds.

SECOND. Parties to the Agreement. (a) The parties to this Agreement are the following:

Settlors and second beneficiaries:	Cemex SAB, Tolteca, Impra Cafe, Interamerican, Cemex Mexico and Cedice, and any other party that transfers Transferred Shares or Additional Shares in trust pursuant to the terms of this Agreement;
Trustee:	Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria;
Beneficiary:

Wilmington Trust (London) Limited, on its own behalf and on behalf of the Participating Creditors and the Refinancing Creditors, for the benefit of the Participating Creditors and the Refinancing Creditors and, to the extent set forth herein, each of the other Secured Parties shall also be beneficiaries hereunder, provided that none of the Secured Parties different from the Beneficiary, acting for the Participating Creditors and, as specified in the Intercreditor Agreement, acting for the Refinancing Creditors, shall have the right to enforce any of its rights arising hereunder, but shall be entitled to receive its pro-rata portion of the proceeds from foreclosure, upon exercise of rights by the Beneficiary as set forth herein and pursuant to the terms of the Intercreditor Agreement.

(b) The Settlors shall be beneficiaries in second place and each of them shall be entitled, on the Termination Date, to all of a portion of the Trust Assets that shall remain on the Termination Date.

(c) The successors, assigns and/or the parties replacing the Trustee, any Settlor, the Beneficiary, the Participating Creditors, the Refinancing Creditors or any other of the Secured Parties, as the case may be, pursuant to the terms hereof and of the Financing Agreement, the Intercreditor Agreement, the Refinancing Indebtedness, the Certificados Bursatiles, the Perpetual Securities, the Cemex SAB Bonds and any Additional Indebtedness, shall be deemed as the “Trustee”, a “Settlor”, the “Beneficiary”, the “Participating Creditors”, the “Refinancing Creditors” and the “Secured Parties,” respectively, for purposes of this Agreement.

(d) By entering into this Agreement, the Trustee (i) agrees to faithfully and loyally perform its obligations as trustee pursuant to the provisions set forth in this Agreement, and in accordance with applicable law, (ii) acknowledges and accepts title and ownership of the Transferred Shares and, if applicable, the Additional Shares, to satisfy the purposes of the trust created hereunder, and (iii) shall be deemed to have delivered to the Settlors an acknowledgement of receipt in respect to the Transferred Shares, that shall also serve as the inventory of the Trust Assets, pursuant to what is set forth in Rule 5.1 of Circular 1/2005, issued by the Mexican Central Bank (Banco de México), as modified from time to time (the “Circular 1/2005”).

THIRD. Purposes of this Trust. The purposes of the trust created hereby and the Trustee’s obligations are:

(a) that the Trustee receive in trust ownership and maintain as collateral the Trust Assets during the effectiveness of this Agreement, as provided hereunder and under the Financing Agreement and the Intercreditor Agreement, until the earlier to occur of (i) full and final discharge of the obligations of the Participating Creditors to the satisfaction of the Administrative Agent (acting reasonably) as set forth in the Financing Agreement, (ii) release of the Trust Assets, pursuant to the terms of the Intercreditor Agreement, on the Business Day following the date on which (1) the Base Currency Amount of the Exposures of the Participating Creditors under the Facilities has, since the Reference Date, been reduced by an aggregate amount equal to at least forty one point four percent (41.4%) of the aggregate Exposures of the Participating Creditors under the Facilities as at the Reference Date (as each capitalized term is defined in the Financing Agreement), (2) the Consolidated Leverage Ratio for any Reference Period in respect of which a Compliance Certificate has been (or is required to have been) delivered under the Financing Agreement (as each capitalized term is defined therein) was not greater than 3.50:1, and (3) no

Default is continuing (as the capitalized term is defined in the Financing Agreement), or (iii) other termination as permitted under Clause Fourteenth hereof (such earlier date, the “Termination Date”);

(b) that the Trust Assets secure the Secured Obligations and, as set forth in this Agreement, that the Trustee, upon the occurrence of an Enforcement Event (as defined in the Intercreditor Agreement; hereinafter, an “Enforcement Event”), sell such Trust Assets, and the proceeds of such sale be applied to the payment of the Secured Obligations, as provided in this Agreement and the Intercreditor Agreement;

(c) that the Trustee re-convey the Trusts Assets that shall then remain under this Agreement to the Settlors as it may correspond, immediately after the Termination Date, by transferring the corresponding Transferred Shares or Additional Shares, as the case may be, according to the instructions and at the expense of the relevant Settlor, including by means of an endorsement in ownership and delivery of the necessary certificates;

(d) that the Trustee maintain the Trust Assets, exercise, or allow the exercise, of the rights pertaining thereto, as set forth in Clause Fifth, and act as a good pater familias (buen padre de familia) in respect of the Trust Assets; it being understood that, should the Trustee have any doubt regarding the exercise of such rights, it must request instructions from both the Settlors and the Beneficiary or from any of the Settlors or the Beneficiary, as may be applicable, as set forth in this Agreement (and, in particular, Clause Eighth) or, upon the occurrence of an Enforcement Event, solely from the Beneficiary (unless an emergency arises, in which case the Trustee shall act as a good pater familias (buen padre de familia) pursuant to its discretion, using its judgment and without any responsibility to the Trustee, except if the Trustee shall have acted with fraud, negligence or bad faith (dolo, negligencia o mala fe)).

(e) that, in the event the Trust Assets or a portion thereof be represented by cash, the Trustee invest such cash in Certificates of the Treasury of the Federation (Certificados de la Tesorería de la Federación or Cetes) (or if not available, any other instrument issued by the Mexican government), whether purchased in a primary offering or in the secondary market or, if so instructed by the Settlors and the Beneficiary, in any other instruments, as permitted under applicable law regulating the investment of trust assets (including Circular 1/2005), upon the occurrence of an Enforcement Event, in any instrument specified by the Beneficiary, and upon the occurrence of the Termination Date, in any instrument specified by the Settlors (to the extent any Trust Assets shall remain on such Date), it being understood that (i) the Trustee is authorized, for such purposes, to open any necessary bank or investment accounts and undertake all action to enter into the necessary agreements, all as instructed by the Settlors and the Beneficiary, and (ii) if any dividends or other distributions shall be received by the Trustee pursuant to Clause Fifth (b) hereof, and the Settlors (as opposed to the Beneficiary) shall be entitled to receive such dividends or distributions as therein set forth, then the Trustee shall invest or deliver the applicable amounts received as distributions, solely as instructed by the Settlors;

(f) that the Trustee enter into the necessary agreements or instruments, and undertake any other action that may be deemed necessary, to create, maintain and manage the trust created pursuant to the terms of this Agreement and to manage the Trust Assets, as instructed by the Beneficiary or, when expressly agreed, the Settlors;

(g) that the Trustee perform its remaining obligations contemplated by this Agreement, duly and promptly;

(h) that the Trustee perform any and all action entrusted to it hereunder (including, without limitation, the execution of the necessary agreements or receiving or granting any power-of-attorney), pursuant to this Clause Third or any other Clause of this Agreement, implicitly arising from the terms hereof or resulting from applicable law.

FOURTH. Trust Assets. The Trust Assets shall be comprised of the following:

(a) the Transferred Shares transferred by each Settlor, as set forth in Clause First hereof;

(b) any Additional Shares or other assets, if applicable, transferred to the trust created hereunder by the Settlors or by any other third party controlled, directly or indirectly, by Cemex SAB;

(c) any ancillary rights related to the Transferred Shares, any Additional Shares and any other assets transferred in trust hereunder;

(d) except for dividends or other distributions to which the Settlors shall be entitled as provided in Clause Fifth (b) hereof, any income and proceeds relating to the Transferred Shares, the Additional Shares or any other assets transferred in trust hereunder;

(e) except for dividends and other distributions to which the Settlors shall be entitled as provided in Clause Fifth (b) hereof, any distributions or proceeds, of any nature, made or received with respect to the Transferred Shares, any Additional Shares and any other assets transferred in trust hereunder;

(f) any instruments or securities, of any nature, acquired with the Trust Assets and income or proceeds resulting from such Trust Assets;

(g) any certificates issued in substitution of, for any reason, the Transferred Shares or any Additional Shares;

(h) the rights pertaining to the Transferred Shares, any Additional Shares and any other assets transferred in trust hereunder, as set forth, and subject to the limitations specified, in Clause Fifth;

(i) any other assets, property or rights that, for any reason or under any legal circumstance, become a part of the Trust Assets.

FIFTH. Certain Rights and Obligations of the Settlors. The parties hereto hereby confirm that, so long no Enforcement Event has occurred, the Settlors are beneficially entitled to voting rights and to dividend rights, in accordance with the terms of paragraphs (a) and (b) below.

(a)

Voting and Subscription Rights. (1) The parties agree that, so long as no Enforcement Event has occurred, each of the Settlors shall be entitled (i) to provide the Trustee with written instructions in respect of how to vote the Transferred Shares or the Additional Shares in terms of this Clause Fifth or (ii) to cause the Trustee to provide proxies permitting the voting of any such Transferred Shares or Additional Shares, except upon the occurrence of an Enforcement Event, in which case, each of the Settlors hereby agrees that the voting rights pertaining to the Transferred Shares and the Additional Shares, shall be exercised by the Trustee, as instructed by the Beneficiary.

(2)

Should a Settlor exercise the option specified in paragraph (a)(1)(ii) above, for purposes of allowing the relevant Settlor to exercise the voting rights attributable to the Transferred Shares and the Additional Shares, the Trustee shall deliver to such Settlor, any certificates, proxies or documents that are reasonably requested in writing by such Settlor, and in the form and manner so requested, so long as (i) such certificates, proxies or documents have been requested in a timely manner with respect to shareholders’ meetings and, in any case, at least three (3) business days in advance of the date on which such meeting is scheduled to occur, (ii) no Enforcement Event has occurred, and (iii) all related expenses are covered by the relevant Settlor.

(3)

In connection with the exercise of the voting rights corresponding to the Transferred Shares or the Additional Shares, as permitted under paragraph (a)(1)(ii) above, each of the Settlors hereby agrees that it may not exercise, and it shall cause any third party that is controlled, directly or indirectly, by Cemex SAB, not to exercise, such voting rights in any manner (i) that is contrary to the provisions of the Financing Agreement or the Intercreditor Agreement, or (ii) that is detrimental to, or otherwise affects, the rights of the Beneficiary or the Secured Parties set forth herein, in the Financing Agreement or in the Intercreditor Agreement.

(4)

In the event that the Trustee, as holder of the Transferred Shares or the Additional Shares as set forth herein, shall be entitled to exercise preemptive rights attributable to the Transferred Shares and the Additional Shares, in connection with any new stock issued, or proposed to be issued, by the relevant Issuer, the Trustee shall exercise such rights, so long as (i) written instructions shall have been provided to the Trustee by the corresponding Settlor (who shall benefit from the relevant shares upon reversion hereunder), at least three (3) business days prior to the date on which the term to exercise the subscription rights shall expire, and (ii) the corresponding Settlor shall have provided the Trustee with the necessary immediately available funds, if funds are required for the exercise of the rights, at least two (2) business day before such date. The Trustee shall be released from any liability with respect to the corresponding Settlor, if written instructions or funds are not timely provided by such Settlor. The parties agree that any Additional Shares acquired by the Trustee under this paragraph (a)(3), shall be subject to the terms of this Agreement and shall be considered as Additional Shares for purposes hereof.

(b)

Distributions. (1) The parties agree that, so long as no Enforcement Event has occurred, each of the Settlors shall be entitled to receive from the Trustee dividends or other distributions in cash, payable by the relevant Issuer with respect to the Transferred Shares and the Additional Shares, which shall be paid, upon effective receipt, by the Trustee to the relevant Settlor, by delivery of the applicable amount as it may correspond; should an Enforcement Event occur, such cash distributions shall become part of the Trust Assets subject to the terms of this Agreement.

(2)

All dividends or distributions made with respect to the Transferred Shares and the Additional Shares in kind (by means of Additional Shares or any other means) shall become part of the Trust Assets subject to the terms of this Agreement.

(c) Formalization. Each of the parties hereto hereby agrees that, no later than on the fifth business day following the date of execution hereof, each such party shall appear before a notary public or a commercial notary public (corredor público) selected by the Trustee, to formalize this Agreement.

SIXTH. Certain Obligations of the Settlors. Until the Termination Date, and except if expressly authorized in writing by the Beneficiary, each of the Settlors hereby agrees to:

(a)

inform the Beneficiary and the Trustee immediately, of any development or event that has had or could reasonably be expected to have, a material adverse effect in respect of the Trust Assets, this Agreement or its obligations hereunder;

(b)

execute and deliver all documents or instruments, and undertake any action, that may be necessary, based upon the reasonable judgment of the Trustee or the Beneficiary, to maintain in full force and effect the true transfer arising from this Agreement, or to permit the Trustee or the Beneficiary, as applicable, to exercise any of their respective rights pursuant to this Agreement;

(c)	refrain from creating or permitting the creation of any liens or limitations of rights with respect to the Trust Assets; and

(d)	immediately transfer in trust to the Trustee, any Additional Shares that it may own, from time to time, pursuant to the terms of this Agreement and, in particular, Clause First.

SEVENTH. Action Upon Occurrence of an Enforcement Event.

(a) Sale of Shares. If an Enforcement Event shall occur, the Beneficiary, if the requirements set forth in the Intercreditor Agreement shall have been satisfied, shall have the right to instruct the Trustee to start an extrajudicial foreclosure proceeding, to sell the Transferred Shares and any Additional Shares (and any other Trust Assets that may be sold), in accordance with the following paragraphs, agreed upon by the Settlors and the Beneficiary, based upon Article 83 of the Law of Credit Institutions (Ley de Instituciones de Crédito) and Article 403 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito):

(1)

if the Trustee receives a sale instruction from the Beneficiary (a copy of which shall be delivered to the representative of the Settlors appointed hereunder), in terms of the form of sale instruction attached hereto as Exhibit L (hereinafter, the “Sale Instruction”), by means of which the Beneficiary requests the Trustee to sell the Transferred Shares, any Additional Shares and other assets comprising the Trust Assets, to satisfy the Secured Obligations, because of the occurrence of an Enforcement Event, the Trustee shall proceed to sell such Trust Assets as provided below. The Sale Instruction shall include, as an attachment, a copy of this Agreement, certified by a notary public or a commercial notary public (corredor público), shall include the description supporting the occurrence of an Enforcement Event in accordance with the provisions of the Intercreditor Agreement, and shall include the amounts due and payable to the Secured Parties or a statement setting forth that the Settlors have not complied with their respective payment obligations hereunder;

(2)

the Trustee shall give notice of the Sale Instruction to the representative of the Settlors, as instructed by the Beneficiary, to the address in Mexico indicated herein, by personal delivery, during business days and hours, through any of its officers or through a notary public or commercial notary public (corredor público), not later than three (3) Business Days after receipt of the Sale Instruction;

(3)

the Settlors shall have ten (10) business days, counted from the date on which the notice from the Trustee specified in paragraph (a)(2) above shall have been received, to oppose the sale as set forth above;

(4)

the Settlors may only oppose such sale if the Settlors deliver to the Trustee evidence of payment issued and duly executed by the Beneficiary, of the obligations of the Obligors under the Financing Agreement vis-à-vis the Participating Creditors or of the payment obligations of the Settlors hereunder; it being understood that the Trustee may request the Beneficiary to provide a written confirmation as to whether such obligations have been complied with;

(5)

in the event that the Settlors fail to prove, pursuant to paragraph (a)(4) above, that the Settlors have complied with their obligations arising from the Financing Agreement or hereunder, as the case may be, the Trustee, upon written instructions given by the Beneficiary, shall immediately proceed to sell the Trust Assets as set forth in this Clause;

(6)

the Beneficiary may, at any time, by notifying the Trustee in writing, instruct the Trustee to suspend, totally or partially, on the date and time on which such instructions are received by the Trustee, the extrajudicial foreclosure proceeding commenced in accordance with this Clause Seventh; provided that such notice shall cease to have effect, totally or partially, on the date and time on which the Trustee receives in writing from the Beneficiary, a new instruction by means of which the Beneficiary requests the Trustee to continue, totally or partially, with the extrajudicial foreclosure relating to the Trust Assets;

(7)

the foreclosure shall be made by the Trustee, by means of an auction to be held in a location chosen by the Trustee. The Trustee with the aid of the Advisor (as such term is defined below), shall make a survey of potential bidders, and shall solicit potential bidders, whether arising from the survey or not, their participation in the auction. To the extent deemed necessary by the Beneficiary, the Advisor shall be in charge of preparing and distributing, or causing a third party to prepare and distribute, as instructed by the Beneficiary, at the Settlors’ expense and as promptly as reasonably practicable, a confidential information memorandum (the “Information Memorandum”), to be delivered to such potential bidders that have expressed an interest in purchasing the Trust Assets. The Information Memorandum shall contain, among other things, a description of the business of the Issuers, and an analysis of the Issuers’ financial condition and results of operations (including audited financial statements of each Issuer for the last three (3) fiscal years, if available). The Information Memorandum or any other necessary document shall advise potential bidders of the amount each such potential bidder shall post through a certificate of deposit or certified check issued in favor of the Trustee, to guarantee the seriousness of their potential proposal, should any such potential bidder seek to participate in the auction;

(8)

each of the Settlors and the Issuers agree to produce and deliver to the Trustee, the Advisor and the Beneficiary, such information related to the Issuers (legal, financial or otherwise), reasonably requested by the Advisor or the Beneficiary, necessary or desirable to prepare the Information Memorandum or for the purposes of this Agreement and any other documentation related to the Issuers (legal, financial or otherwise) that the Advisor or the Beneficiary reasonably consider that a potential bidder may require to make an informed offer;

(9)

after the Trustee has distributed the Information Memorandum to potential bidders, if necessary, or after the Trustee shall have delivered any information deemed necessary to potential bidders, the Trustee shall advise such bidders of the place, date and time selected for the auction (the “Auction Notice”), which date shall not exceed thirty (30) days counted from the date the Information Memorandum or other information was distributed to all prospective bidders, and such date in no event shall exceed forty five (45) days from the date the Information Memorandum or other information was distributed to the first prospective bidder;

(10)

the participating bidders shall deliver their offers in writing and in a sealed envelope to the Trustee, no later than on the date and time established in the Auction Notice, together with a certificate of deposit issued by a banking institution or a certified check issued in favor of the Trustee in the amount determined by the Trustee (after consulting with the Beneficiary) to guarantee the seriousness of their proposal;

(11)

the Trustee shall open the envelopes in the presence of the bidders, their representatives and a notary public or a commercial notary public (corredor público), on the date and time of the auction; the Trustee shall have ten (10) business days after such envelopes shall have been opened (or a longer period, if it was not possible to sell the Trust Assets within such period, as a result of any event, including failure to receive any necessary regulatory approvals), if so requested by the Beneficiary, to sell the Trust Assets to the bidder that submitted the highest offer;

(12)	the winning bidder shall pay to the Trustee the offered price within the number of business days following the date of the auction indicated by the Trustee, after consulting with the Beneficiary;

(13)

in the event that the bidder who made the highest bid fails to pay the price within the term specified, the deposit made or delivered certified check thereby shall inure to the benefit of the Beneficiary, who shall apply it to repay the amounts owed in respect of the Secured Obligations, as provided in this Clause;

(14)

upon expiration of the term referred to in the preceding paragraph without the proposed purchase price being paid, the Trustee shall clearly notify the bidder who offered the second highest price (within the following twenty (20) business days); if such bidder maintains its initial offer, it shall be granted a period of time within which to pay the purchase price to the Trustee, if requested by the Beneficiary; if the second highest bidder does not maintain its offer, the Trustee may continue contacting all bidders in the order of higher to lower offers, following the procedure specified above, unless the Beneficiary shall object;

(15)

if the sale may not be made to any of the bidders, the Trustee, with the consent of the Beneficiary, shall undertake a new auction following substantially the foregoing steps, until the sale of the Trust Assets is completed.

(b) Application of Sale Proceeds. The proceeds from any sale of the Trust Assets (including any Transferred Shares and Additional Shares), shall be delivered to the Trustee, who shall proceed as instructed by the Beneficiary pursuant to the Intercreditor Agreement, provided that the following order of application shall be followed:

(1)	to the payment of any and all taxes due by any of the Settlors, as a result of the sale of the Trust Assets, if such taxes shall have not been paid by the corresponding Settlor;

(2)

to the payment of expenses and fees incurred in connection with the sale of the Trust Assets, including, without limitation, any expenses or fees charged or incurred by the Trustee or the Beneficiary, if any such expenses or fees shall have not been paid by the Settlors;

(3)	to the payment of the Trustee’s fees, if such fees shall have not been paid by the Settlors;

(4)

to the payment, on a pro-rata basis, of any and all outstanding Secured Obligations, for which purpose the amounts requested by the Beneficiary shall be delivered thereto, so that the Beneficiary may apply such amounts or cause such amounts to be applied, in the order specified in Clause 9.1 of the Intercreditor Agreement; and

(5)

upon payment of the foregoing items, any remaining amounts shall be delivered pursuant to the instructions of the Settlors or, absent such instructions, as ordered by a court of competent jurisdiction.

(c) Conversion. As the Secured Obligations payable by the Settlors are mainly monetary obligations denominated in dollars of the United States of America, to the extent necessary to pay the applicable dollar-denominated Secured Obligations, the amounts received in pesos from the sale of the Trust Assets referred to in this Clause Seventh, shall be converted into dollars of the United States of America by the Trustee, to the extent necessary and as instructed by the Beneficiary, at the most favorable rate provided by Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, or BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, or any successor thereof, and in case such rate is not provided to the Trustee by the aforementioned institutions, as it shall be obtained from an institution chosen by the Beneficiary, which amounts so converted shall be applied by the Trustee, up to the resulting converted amount, to the payment of the dollar-denominated Secured Obligations and other items (in such order) described above.

(d) Advisor. Upon agreement with the Beneficiary, the Trustee shall appoint a third party (the “Advisor”), which shall be a reputable credit institution or financial advisor institution, to organize and coordinate the bidding process contemplated herein and to prepare all relevant documentation, provided that (i) the Beneficiary may, at any time, remove or replace the Advisor (if appointed), with or without cause, and (ii) there shall not exist a labor relationship between the Trustee and the Beneficiary.

(e) Substitution of the Advisor. Should the Advisor, for any reason, not be able to perform its obligations under this Agreement, the parties hereto agree that the Trustee, after having so agreed with the Beneficiary and only in that case, shall appoint a new advisor, whom shall adhere to the terms of this Agreement, and whom shall be deemed as the “Advisor” starting from the date of the appointment; it being understood that (i) such appointment shall be made to a reputable institution capable of performing such duties, and (ii) the

Advisor shall not cease to perform its duties until a new advisor accepts its designation as such under the terms provided in this Agreement.

(f) Fees and expenses of the Advisor. The Settlors, on a joint and several basis, agree to pay the Advisor its reasonable fees.

As required under Article 403 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), each of the Settlors expressly agrees the extrajudicial foreclosure proceeding set forth in this Clause Seventh, by signing below to so evidence:

The Settlors:

Cemex, S.A.B. de C.V.

Por: Agustín de Jesús Blanco Garza
Cargo: Apoderado

Por: Roger Saldaña Madero
Cargo: Apoderado
Empresas Tolteca de México, S.A. de C.V.	Impra Café, S.A. de C.V.

Por: Agustín de Jesús Blanco Garza	Por: Agustín de Jesús Blanco Garza
Cargo: Apoderado	Cargo: Apoderado

Por: Roger Saldaña Madero	Por: Roger Saldaña Madero
Cargo: Apoderado	Cargo: Apoderado
Interamerican Investments, Inc.	Cemex México, S.A. de C.V.

Por: Agustín de Jesús Blanco Garza	Por: Agustín de Jesús Blanco Garza
Cargo: Apoderado	Cargo: Apoderado

Por: Roger Saldaña Madero	Por: Roger Saldaña Madero
Cargo: Apoderado	Cargo: Apoderado

Centro Distribuidor de Cemento, S.A. de C.V.

Por: Agustín de Jesús Blanco Garza Cargo: Apoderado
Por: Roger Saldaña Madero
Cargo: Apoderado

EIGHTH. Obligations and Scope of Trustee’s Liability; Protection of the Trust Assets. (a) The Trustee agrees to manage the Trust Assets, to comply with its obligations and to exercise its rights hereunder, pursuant to the terms hereof and according to applicable law, and using the highest standard of care contemplated under Mexican law, and agrees not to take any action and not to omit to take any action, that would result in the Trustee not complying with such obligations.

(b) The parties hereto hereby agree that the Trustee shall not be liable for any action or omission of the other parties to this Agreement or of any third party that may result in an impossibility to satisfy the purposes set forth in this Agreement.

(c) Any Secured Obligation (or other obligations applicable to the Trustee pursuant to the terms hereof) shall be satisfied up to the amount of the Trust Assets. Should the Trust Assets be insufficient to satisfy the Secured Obligations, the Trustee shall have no responsibility to make any contributions under this Agreement or to pay the Secured Obligations, but shall be obligated to notify each of the Beneficiary and the Settlors of the existence of any insufficiency.

(d) Each of the Settlors and the Issuers shall notify immediately, in writing, the Trustee and the Beneficiary, of any development or event that has had or could reasonably be expected to have a material adverse effect in respect of the Trust Assets, this Agreement or the respective obligations of the Settlors hereunder, so that the Trustee may defend the Trust Assets pursuant to paragraph (g) below.

(e) The Trustee shall inform each of the Settlors and the Beneficiary, of any threat to the Trust Assets or of any Enforcement Event it has knowledge of, it being understood that the Trustee shall not be required to investigate the existence thereof.

(f) The parties hereto hereby agree that any instructions or notices to be delivered to the Trustee hereunder, shall be in writing.

(g) The Trustee shall have the obligation to grant, to the persons or entities specified in writing by the Settlors and the Beneficiary, the necessary powers-of-attorney to defend the Trust Assets. In the event that the Settlors and the Beneficiary have not designated a person or entity to defend the Trust Assets pursuant to the foregoing terms, and it is likely that such lack of defense shall have a material adverse effect on the Trust Assets, the Trustee shall grant the requisite powers-of-attorney to the person or persons that the Trustee deems appropriate, using its discretion, and shall give the necessary instructions for the effective defense of the Trust Assets, until such time when the Settlors and the Beneficiary deliver the appropriate written instructions to the Trustee in connection with such defense, without the Trustee or the Beneficiary being liable, except in case of the Trustee, if actions of the Trustee arise from willful misconduct, bad faith or negligence (dolo, negligencia o mala fe). If (i) there shall be an Enforcement Event, or (ii) the Settlors and the Beneficiary do not reach an agreement as to the identity of the person or entity that shall defend the Trust Assets or in respect of the terms of the instructions to be given in connection therewith, the appointment of attorneys-in-fact shall be made solely by the Beneficiary, without the Beneficiary being liable. Neither the Trustee nor the Beneficiary shall be liable for the acts of the attorneys-in-fact, or for the payment of the relevant fees and expenses, which shall be paid by the Settlors, failing whom, with the Trust Assets. The Trustee shall in no case grant powers-of-attorney for acts of ownership, which shall always be exercised by the trust delegates (delegados fiduciarios) of the Trustee.

(h) Should an urgent action be necessary to protect and maintain the Trust Assets, the Trustee shall be obligated to take any immediate action required to maintain the Trust Assets. The Trustee shall not be liable for any action it takes for purposes of protecting the Trust Assets, provided that its actions comply with the terms set forth in this Agreement and applicable law.

(i) If the Trustee shall receive a judicial or other notice or claim with respect to this Agreement or the Trust Assets, it shall, no later than the day following the day it shall receive the notice (or the following business day), send a copy of such notice or claim to the Settlors and the Beneficiary.

NINTH. Mandatory Provision Regarding the Trustee’s Liability. (a) Pursuant to Article 106, XIX, b) of the Law of Credit Institutions (Ley de Instituciones de Crédito), the Trustee represents that it has explained clearly and without doubt to the parties hereto, the terms, legal meaning and consequences of such Article, which reads as follows:

“ARTICLE 106. It shall be prohibited to credit institutions:

XIX. When entering into the transactions referred to in Section XV of Article 46 of this Law:

[…]

b) To respond to the settlors, principals or agents, of any breach by the debtors, for loans granted thereto, or on behalf of issuers, for securities acquired, unless it is due to their fault, as set forth in the last paragraph of Article 391 [sic] of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), or to guarantee obtaining certain returns in connection with funds, the investment of which is requested therefrom.

If upon termination of the trust agreement, mandate or agency established to grant loans, any such loans shall have not been repaid by the debtors, the institution shall transfer the loans to the settlor or the beneficiary, as the case may be, or to the representative or agent, without repaying any outstanding amounts.

In any trust agreements, mandates or agencies, the prior paragraphs shall be inserted conspicuously as well as a representation from the trustee institution to the effect that it has, clearly and without doubt, made its meaning be known to the persons from whom it has received assets in trust.

c) To act as trustees, attorneys-in-fact or agents respectively regarding trusts, mandates or agencies, through which funds from the public may be obtained, directly or indirectly, by means of any actions causing direct or contingent liabilities, except in connection with trusts created by the Federal Government through the Ministry of Finance and Public Credit, and trusts through which securities registered at the Mexican Securities Registry are issued, according to the provisions of the Securities Market Law (Ley del Mercado de Valores);

d) To act under the trusts, mandates and agencies referred to in the second paragraph of Article 88 of the Investment Corporations Law (Ley de Sociedades de Inversión);

e) To act under trusts, mandates and agencies through which limitations or prohibitions specified by financial laws are avoided;

f) To use funds or securities of the trusts, mandates or agencies created for the purpose of making loans, in which the trustee has discretionary authority in providing such loans, to conduct transactions resulting in or that may result in any of their trustee delegates (delegados fiduciaries), board members and their alternates, whether or not acting, statutory supervisors (comisarios), whether regular or alternate, whether acting or not, the external auditors of the institution, the members of the technical committee of the relevant trust, the ascendants and descendants in first degree or spouses of such persons, the corporations in which a majority of the shares is controlled by such persons or their institutions, and such persons that the Central Bank (Banco de México) determines by general rules, becoming debtors,

g) To manage rural properties, unless they have received the management to distribute the assets among heirs, beneficiaries, associates or lenders, or to pay an obligation or to secured compliance therewith with the value of such rural property or its products, and without the management, in such case, exceeding the term of two years, except in the case of a trust to undertake production or security trusts;

h) To enter into trusts that manage sums of money contributed periodically by consumer groups organized as commercial associations, having as purpose the acquisition of certain assets or services that are regulated under the Federal Consumer Protection Law (Ley Federal de Protección al Consumidor).

Any agreement contrary to what is set forth in the preceding paragraphs shall be null and void.”

(b) Pursuant to Rule 5.5 of Circular 1/2005, the parties executing this Agreement agree to incorporate the following provisions:

“6. Prohibitions.

6.1 In connection with trust agreements, trustees are not permitted to:

(a) charge or attribute to the trust assets, prices different from the prices agreed upon when the relevant transaction shall be entered into;

(b) guarantee the prices or gains applicable to the sums of money to be invested as agreed upon; and

(c) perform transactions under terms and conditions that shall contravene its internal policies and sound financial practices.

6.2 Trustees shall not perform transactions related to securities, negotiable instruments or any other financial instruments, which shall not satisfy the requirements agreed upon in the relevant trust agreement.

6.3 Trustees may not enter into trust agreements of the type that they shall not be permitted to enter into, in accordance with applicable laws and regulations.

6.4 In no event may trustees pay, with funds part of the trust estate, fines imposed on such trustees by any authority.

[…]

6.6 Trustees must comply with the provisions of Articles 106, section XIX, of the Credit Institutions Law (Ley de Instituciones de Crédito), 103, section IX, of the Securities Market Law (Ley del Mercado de Valores), 62, section VI, of the General Law of Insurance Companies (Ley General de Instituciones y Sociedades Mutualistas de Seguros), and 60, section VI Bis, of the Federal Bonding Companies Law (Ley Federal de Instituciones de Fianzas), as applicable to each entity.”

(c) Pursuant to Circular 1/2005, the Trustee has advised the parties that the Trustee shall be liable, from a civil law perspective, for damages and losses caused as a result of the breach of the obligations assumed by it hereunder, as long as it is so determined by a competent judicial authority.

TENTH. Substitution of the Trustee. (a) Subject to paragraphs (c) and (d) below, the Trustee may resign its position a trustee hereunder, by giving written notice to the Settlors and the Beneficiary at least sixty (60) calendar days in advance (except as set forth in Clause Tenth (c) hereof), including upon the occurrence of the event set forth in Clause Fourteenth (a)(iv), provided that the Trustee may under no circumstances resign if an enforcement action pursuant to Clause Seventh hereof shall have been initiated. Subject to the provisions of paragraph (c) below, the appointment of the Trustee may also be terminated, by means of a notice in writing given by the Beneficiary, at least thirty (30) calendar days in advance.

(b) If the Trustee shall cease to act as trustee under this Agreement, due to an anticipated termination of its duties in accordance with paragraph (a) above or upon the occurrence of the Termination Date, the Trustee shall prepare account statements and accounts related to the Trust Assets, which shall be delivered within thirty (30) calendar days following such termination to the Settlors and the Beneficiary. The Settlors and the Beneficiary shall have thirty (30) calendar days to examine and object to such account statements and accounts, counted from the date of receipt thereof; after such period shall have expired, the financial statements and accounts shall be deemed as approved by the Settlors and the Beneficiary, unless mistakes or any errors or omissions shall not be evident.

(c) The Beneficiary shall be entitled to appoint any successor Trustee, provided that, so long as no Enforcement Event shall have occurred and be continuing, the Settlors shall have the right to consent to any such appointment, within fifteen (15) calendar days following the date the representative of the Settlors shall have received notice of such appointment, consent which may not be unreasonably withheld and which shall be deemed given if the Settlors do not object to such appointment in a timely manner.

(d) The Trustee shall not cease to be the trustee hereunder until the successor trustee is appointed pursuant to the terms set forth herein, such successor trustee has accepted its designation, and the Trust Assets have been duly transferred to the successor trustee.

(e) Any successor trustee shall have the same rights and obligations as the Trustee hereunder, and shall be deemed the “Trustee” for all purposes of this Agreement.

ELEVENTH. Fees and Expenses of the Trustee. (a) The Settlors, on a joint and several basis, agree to pay to the Trustee the fees specified Exhibit M, and any other fees and any and all reasonable and documented costs and expenses incurred or paid thereby, in connection with the management of the Trust Assets and the performance of its obligations hereunder.

(b) The parties agree that the Trustee shall not be obligated to perform the instructions provided by any of the parties hereto entitled to provide instructions, if it shall have not received sufficient funds to pay for any and all of its costs and expenses, and shall be required to inform the Settlors and the Beneficiary promptly, of the need of any such funds to satisfy its obligations hereunder. If the Trustee shall not have sufficient liquid funds in its possession, to reasonably perform its obligations hereunder, the parties agree that the Trustee shall not be liable for any damages or losses it may cause, as a result of its inability to perform hereunder.

TWELFTH. Taxes. (a) Any tax, duty, assessment or other similar obligation arising from the entering into this Agreement, the holding and management of the Trust Assets, the performance of the obligations of any of the Trustee or the Beneficiary, or the exercise of rights by any of the Trustee or the Beneficiary, on the date hereof or at any time in the future, shall be payable and paid by the Settlors, on a joint and several basis, and each of the Settlors hereby agrees to indemnify and hold harmless the Trustee, the Beneficiary and each of the Secured Parties for any liabilities arising therefrom or related thereto. Each of the Settlors agrees to provide to the Trustee and the Beneficiary, tax receipts, returns or any other evidence of payment, of the applicable taxes, duties, assessments and related obligations.

(b) If for any reason and at any time, the Trustee were notified by any tax or tax-like authorities, located in any jurisdiction, of any determination or interpretation setting forth that the activities contemplated herein or any other related elements, result in the trust created hereunder being deemed as a taxable entity and, therefore, the Trustee being obligated to withhold and pay, or solely to pay, any taxes in connection with the trust created hereunder or any action related hereto, the Trustee shall promptly provide written notice to the Settlors and the Beneficiary, so that the Settlors may take any and all necessary action, including the payment of any taxes, duties, assessments or related obligations.

(c) The obligations of the Settlors set forth in this Clause Twelfth, shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date.

THIRTEENTH. Reports. (a) The Trustee hereby agrees to provide to the Beneficiary and the Settlors monthly statements with respect to the Transferred Shares, the Additional Shares and any other assets constituting the Trust Assets, including any investments with respect thereto. The Settlors and the Beneficiary shall each have thirty (30) calendar days counted from the date of receipt of the relevant statements, to review and approve the contents of the relevant statements. After such period shall have expired, the statements shall be deemed as approved by the Settlors and the Beneficiary, unless mistakes or any errors or omissions shall not be evident.

(b) In addition, the Trustee agrees to provide to the Settlors and the Beneficiary, any and all the information reasonably requested by any of them, in respect of the Trust Assets or this Agreement, within three (3) business days counted from the date of receipt of the relevant request.

FOURTEENTH. Duration and Irrevocability. (a) This Agreement may be terminated, as permitted under Article 392 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), (i) if the satisfaction of the purposes of the trust created hereunder, shall become impossible, (ii) by agreement of any and all parties hereto (but not of any beneficiaries specified herein, that are not executing or otherwise adhering expressly to the terms of this Agreement), (iii) if the trust created hereunder shall be declared null and void by a competent judicial authority, as fraudulent to third parties, (iv) if the Trustee shall have terminated this Agreement, as a result of the fees specified herein as payable to the Trustee, not having been paid for a period equal to or greater than three (3) 360-day periods, counted from the date hereof, or (v) if the Trust Assets are sold pursuant to the non-judicial foreclosure procedure specified in Clause Seventh of this Agreement.

(b) This Agreement shall be irrevocable and shall remain in full force and effect until the Termination Date, except that the obligations of the Settlors set forth in Clauses Twelfth, Nineteenth and Twentieth hereof (and all related provisions hereunder) shall survive such Termination Date for the applicable statute of limitations.

FIFTEENTH. Notices. All notices or other communications relating to this Agreement shall be made in writing, and shall be delivered or sent to the domiciles specified below, or to any other domicile or telecopy number from time to time designated by the receiving party, by means of written notice to the other parties. All such notices and communications must be delivered personally or transmitted via telecopy, addressed as mentioned above, and shall be effective, if delivered by messenger, when received, or if transmitted by fax when transmitted, answerback received. The parties designate as their domiciles:

The Settlors:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

Mexico

Facsimile: 52(81)8888-4399

Attention: Vicepresidencia Jurídica

The Issuers:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

Mexico

Facsimile: 52(81)8888-4399

Attention: Vicepresidencia Jurídica

The Trustee:

Calzada del Valle No. 350 Oriente 1er. Piso

Col. Del Valle

San Pedro Garza García, Nuevo León 66220

Mexico

Facsimile: 52(81)1226-2097

Attention: Nelly Wing

The Beneficiary:

6 Broad Street Place

Fifth Floor

London EC2M 7JH

United Kingdom

Facsimile: (44) 207-614-1122

Attention: Elaine K. Lockhart

(b) Each of the Settlors and the Issuers hereby designates Ramiro G. Villarreal Morales, and in its absence Rodrigo Treviño Muguerza, as its respective representative (comisionista mercantil) for any and all purposes specified herein, and agrees that any action taken or omitted to be taken by any such representative or any notice received or given by such representative, shall bind any and all Settlors and Issuers, respectively, as if such action or omission shall have been taken directly by such Settlor or Issuer, without any further action being required.

SIXTEENTH. Amendments. This Agreement may not be amended, except by means of a written instrument signed by the Settlors, the Issuers, the Trustee and the Beneficiary and if in conformity with the terms of the Intercreditor Agreement.

SEVENTEENTH. Assignment. Neither the Trustee nor any of the Settlors or Issuers may assign or transfer its respective rights or delegate its respective obligations under this Agreement, except upon receiving the prior written consent of the Beneficiary or as otherwise set forth herein.

EIGHTEENTH. Trustee’s Powers. (a) The Trustee shall have the authority necessary for the satisfaction of the purposes of this Agreement, with the power and authority set forth in Article 391 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), and all other power and authority necessary, or deemed necessary, under the terms of this Agreement or under applicable law, subject to the instructions required under the terms hereof.

(b) The Trustee shall have, with respect to the Trust Assets and its rights and obligations under this Agreement, a power-of-attorney for lawsuits and collections, acts of administration and acts of ownership, as well as for the execution of negotiable instruments, including the authority required to receive and make payments, issue receipts and grant all types of special powers-of-attorney, to satisfy the purposes of the trust created under this Agreement, all in accordance with applicable law, provided that the Trustee shall not grant powers for acts of ownership nor perform any act with respect to the Trust Assets that is not contemplated under the terms of this Agreement or authorized as set forth herein.

(c) It is hereby agreed that Trustee shall not incur in any liability for acting upon any notice, certificate, consent or any other instrument or document, that appears to be genuine on its face and that is signed by the corresponding party or parties.

(d) The Trustee shall not be obligated to perform any act in contravention of the terms of this Agreement or in contravention of applicable law.

NINETEENTH. Indemnity. (a) To the extent not covered under Clause 15 of the Intercreditor Agreement, the Settlors, on a joint and several basis, agree to indemnify and hold harmless each of the Trustee (including without limitation, its trust delegates, employees and representatives), the Beneficiary and any and all Secured Parties, their respective directors, employees, advisors and affiliates, from and against any and any all claims, of any nature whatsoever, for damages, losses and any other responsibilities (except to the extent any such claim is determined to have resulted from such the Trustee’s or Beneficiary’s gross negligence or willful misconduct), that may be incurred by or asserted or awarded against, the Trustee, the Beneficiary or the Secured Parties, their respective directors, employees, advisors and affiliates, in each case arising out of or in connection with the defense of the Trust Assets, the exercise of their respective rights hereunder, this Agreement or the obligations of each such party hereunder, including, without limitation, from and against and any all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against the Trustee, the Beneficiary or the Secured Parties, their respective directors, employees, advisors and affiliates.

(b) The obligations of the Settlors set forth in this Clause Nineteenth, shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date.

TWENTIETH. Expenses. (a) All reasonable and documented fees and expenses paid or payable in connection with this Agreement, shall be paid or payable, on a joint and several basis, by the Settlors. The Trustee shall not be obligated to use its own funds to pay any fees or expenses incurred or payable in connection with this Agreement or with the satisfaction of its obligations hereunder and, in that respect, the only obligation of the Trustee shall consist of sending to the Settlors and the Beneficiary (in this last case, for information purposes), a timely request for additional funds to be provided. The Beneficiary shall have the right, but not the obligation, if in possession of funds under the Financing Agreement, the Intercreditor Agreement and other related documents, to pay such fees and expenses, and, upon any such payment, the amounts so paid shall be considered part of the Secured Obligations, shall be secured as set forth herein, and shall bear interest, form the time of payment, pursuant to the terms of the Financing Agreement.

(b) The obligations of the Settlors set forth in this Clause Twentieth, shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date.

TWENTY FIRST. Certain provisions for Beneficiary. (a) The Beneficiary shall not have any fiduciary duties to, nor shall it have any duty to protect the interests of, the Settlors, the Issuers or the Trustee.

(b) In acting as beneficiary hereunder, it shall be deemed that the Beneficiary is acting through its agency division, which shall be treated as a separate entity from its other divisions and departments thereof. Any information received or acquired by the Beneficiary, which is received or acquired by another division or department, or otherwise than in its capacity as Beneficiary hereunder, may be treated as confidential by the Beneficiary.

(c) In acting or exercising its rights under this Agreement, the Beneficiary shall act in accordance with the provisions of the Intercreditor Agreement and shall be required or entitled to seek instructions or directions thereunder. In so acting, the Beneficiary shall have the rights, benefits, protections, indemnities and immunities set forth in the Intercreditor Agreement.

(d) The provisions set forth in this Clause Twenty First shall remain in full force and effect for the applicable statute of limitations and notwithstanding the occurrence of the Termination Date.

TWENTY SECOND. Exhibits. All exhibits included in this Agreement shall be considered an integral part of this Agreement, as if their content was inserted in the body of this Agreement.

TWENTY THIRD. Conflicts. Should any conflict arise in connection with the interpretation of the provisions of this Agreement and the provisions of the Financing Agreement and the Intercreditor Agreement, the provisions contained herein shall prevail only with respect to (i) the conflicting provisions, and (ii) any other provisions that require that Mexican law be applicable, for this Agreement to be valid and binding pursuant to its terms.

TWENTY FOURTH. Independence of Provisions. Should any of the provisions of this Agreement be declared illegal or unenforceable by any competent judicial authority, such provision shall be considered independent and interpreted separately from the other provisions contained herein, and shall not affect, in any way, the validity and enforceability of the rest of the provisions of this Agreement.

TWENTY FIFTH. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Mexico. For any matter related to or in connection with this Agreement, each of the parties hereto hereby expressly and irrevocably submits to the jurisdiction of the courts of Mexico City, Federal District, and agrees that all claims related to an action or proceeding hereunder, may be heard and determined by such courts. Each of the parties hereto hereby waives any right or jurisdiction to which it may be entitled by reason of its present or future domicile or place of residence.

TWENTY SIXTH. Headings. The headings used in this Agreement are for convenience of reference only, and shall not be used to interpret any of the provisions of this Agreement.

TWENTY SEVENTH. Counterparts. This Agreement is executed in ten (10) counterparts, each of which shall be deemed as an original and all of which, when taken together, shall be deemed to constitute one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY IN BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

SETTLORS

Cemex, S.A.B. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

Cemex México, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

Empresas Tolteca de México, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

Impra Café, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

ISSUERS

Cemex México, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

Centro Distribuidor de Cemento, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

Mexcement Holdings, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

Corporación Gouda, S.A. de C.V.

By:	/s/ Agustín de Jesús Blanco Garza
Name:	Agustín de Jesús Blanco Garza
Title:	Legal Representative

By:	/s/ Roger Saldaña Madero
Name:	Roger Saldaña Madero
Title:	Legal Representative

TRUSTEE

Banco Nacional de México, S.A.,

Member of Grupo Financiero Banamex,

Fiduciary Division

By:	/s/ Elva Nelly Wing Treviño
Name:	Elva Nelly Wing Treviño
Title:	Fiduciary Delegate

By:	/s/ Maria de los Angeles Montemayor Garza
Name:	Maria de los Angeles Montemayor Garza
Title:	Fiduciary Delegate

BENEFICIARY

Wilmington Trust (London) Limited, by its own rights and as

Security Agent, and for the benefit of the Participant Creditors and, in such case, the Refinancing Creditors (successors and assignees) and the other Guaranteed Shares.

By:	/s/ Jorge Alberto Labastida Martínez
Name:	Jorge Alberto Labastida Martínez
Title:	Legal Representative

Exhibit A

Financing Agreement

Exhibit B

Intercreditor Agreement

Exhibit C

Issuances Certificados Bursátiles

Number of Issuance	Date of Issuance	Amount	Maturity Date	Listing Identification
Fifth Issuance under the CBs’ program dated August 11, 2004, for an amount of up to $5,000,000,000.	April 15, 2005	$1,500,000,000.00 Pesos	April 9, 2012	“CMX0001 05”

First Issuance (Original CBs) under the CBs’ Dual Revolving Program dated March 14, 2006 (as amended) for an amount up to $30,000,000,000,000 (with a sub limit amount up to $2,500,000,000 for short term issuances) (the “Dual Program”)	March 17, 2006	$1,750,000,000.00 Pesos	March 10, 2011	“CEMEX 06”

First Issuance (Additional CBs) under the Dual Program	April 28, 2006	$1,500,000,000.00 Pesos	March 10, 2011	“CEMEX 06”

Second Issuance under the Dual Program	March 17, 2006	$750,000,000.00 Pesos	March 10, 2011	“CMX0002 06”

Third Issuance under the Dual Program	September 29, 2006	$2,500,000,000.00 Pesos	September 22, 2011	“CEMEX 06-2”

Fourth Issuance under the Dual Program	December 15, 2006	$2,950,000,000.00 Pesos	March 8, 2012	“CEMEX 06-3”
Fifth Issuance under the Dual Program	February 2, 2007	$3,000,000,000.00 Pesos	January 26, 2012	“CEMEX 07”

Sixth Issuance under the Dual Program	September 28, 2007	$3,000,000,000.00 Pesos	September 21, 2012	“CEMEX 07-2”

Seventh Issuance under the Dual Program	November 30, 2007	511,189,600 UDIs	November 26, 2010	“CEMEX 07U”

Eight Issuance under the Dual Program	November 30, 2007	116,530,800 UDIS	November 17, 2017	“CEMEX 07-2U”
Ninth Issuance under the Dual Program	April 25, 2008	$1,000,000,000.00 Pesos	November 5, 2010	“CEMEX 08”
Tenth Issuance under the Dual Program	December 11, 2008	$450,045,900.00 Pesos	September 15, 2011	“CEMEX 08-2”
Eleventh Issuance under the Dual Program	December 11, 2008	124,817,100 UDIS	September 15, 2011	“CEMEX 08U”

Exhibit D

Certificates evidencing the Certificados Bursátiles

Exhibit E

Certificates evidencing the Perpetual Securities

Exhibit F

Certificates evidencing the CEMEX SAB Bonds

Exhibit G

Transferred Shares

A.	ISSUER: CEMEX MEXICO, S.A. DE C.V.

SETTLORS	SHARES

	SERIES “A”	SERIES “B”
Cemex, S.A.B. de C.V.	459’007,650	441’001,800
Empresas Tolteca de México, S.A. de C.V.		5,550

SUB-TOTAL:	459’007,650	441’007,350
MINIMUM FIXED CAPITAL:	900’015,000

	SERIES “A”	SERIES “B”
Cemex, S.A.B. de C.V.	28,439’796,997	26,717’096,696
Empresas Tolteca de México, S.A. de C.V.	2,546’970,837	2,871’727,406
Impra Café, S.A. de C.V.	415’858,950	399’550,755
Interamerican Investments Inc.		83’370,269

SUB-TOTAL:	31,402’626,784	30,071’745,126
TOTAL VARIABLE CAPITAL:	61,474’371,910

TOTAL SHARES TRANSFERRED:	62,374’386,891

B.	ISSUER: CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V.

SETTLORS	SHARES

	SERIES “A”	SERIES “B”
Cemex México, S.A. de C.V.	4’131,734	3’969,705

SUB – TOTAL:	4’131,734	3’969,705
MINIMUM FIXED CAPITAL:	8’101,439

	SERIES “A”	SERIES “B”
Cemex México, S.A. de C.V.	222’845,518	214’106,460

SUB – TOTAL:	222’845,518	214’106,460
TOTAL VARIABLE CAPITAL:	436’951,978
TOTAL SHARES TRANSFERRED:	445’053,417

C.	ISSUER: CORPORACION GOUDA, S.A. DE C.V.

SETTLORS	SHARES

SERIES “A”
Centro Distribuidor de Cemento, S.A. de C.V.	499

MINIMUM FIXED CAPITAL:	499

SERIES “B”
Centro Distribuidor de Cemento, S.A. de C.V.	157’907,397

TOTAL VARIABLE CAPITAL:	157’907,397

TOTAL SHARES TRANSFERRED:	157’907,896

D.	ISSUER: MEXCEMENT HOLDINGS, S.A. DE C.V.

SETTLORS	SHARES

SERIES “A”
CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V.	6,599

MINIMUM FIXED CAPITAL:	6,599

SERIES “B”
CENTRO DISTRIBUIDOR DE CEMENTO, S.A. DE C.V.	195’978,635

TOTAL VARIABLE CAPITAL:	195’978,635

TOTAL SHARES TRANSFERRED:	195’985,234

Exhibit H

Powers-of-Attorney of the Settlors’ Representatives

Exhibit I

Powers-of-Attorney of the Issuers’ Representatives

Exhibit J

Powers-of-Attorney of the Trustee’s Representatives

Exhibit K

Powers-of-Attorney of the Beneficiary’s Representatives

Exhibit L

Form of Sale Instruction

[date]

Banco Nacional de México, S.A.,

Integrante del Grupo Financiero Banamex,

División Fiduciaria

Calzada del Valle No. 350 Oriente

Primer Piso

Col. Del Valle

San Pedro Garza García, Nuevo León 66220

Mexico

Attention:

Fax:(81)1226-2097

Dear [Mr.] [Ms.]                    :

We refer to the Irrevocable Security Trust Agreement F/111388-5 (the “Trust Agreement”) dated              , 2009, entered into among (i) CEMEX, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Impra Café, S.A. de C.V. (“Impra Café”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex México”), and Centro Distribuidor de Cemento, S.A. de C.V. (“Cedice”), as settlors, (ii) Cemex México, Cedice, Mexcement Holdings, S.A. de C.V. (“Mexcement”) and Corporación Gouda, S.A. de C.V. (“Gouda”), as issuers, (iii) Wilmington Trust (London) Limited, on its own behalf and in its capacity as Security Agent, for the benefit of the Participating Creditors and, if applicable, the Refinancing Creditors (and their respective successors and assigns) and the other Secured Parties, and (iv) Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex, División Fiduciaria, as trustee. Capitalized terms used in this Sale Instruction, unless otherwise defined, shall have the same meaning attributed to such terms in the Trust Agreement.

As set forth in Clause Seventh (a)(1) of the Trust Agreement, we hereby notify you that an Enforcement Event has occurred in accordance with the terms of the Intercreditor Agreement, consisting of              [description of the Enforcement Event]. As a result thereof, pursuant to this Sale Instruction we hereby request that you proceed with the sale of the Transferred Shares, any Additional Shares and other assets comprising the Trust Assets pursuant to the terms of the Trust Agreement.

For purposes of the foregoing, we request that you notify this Sale Instruction to the representative (comisionista mercantil) of the Settlors, appointed pursuant to the Trust Agreement, in accordance with Clause Seventh (a)(2) of the Trust Agreement.

The Settlors, acting through their representative appointed under the Trust Agreement, shall have a period of ten (10) business days, counted from the date such representative shall receive a copy of this Sale Instruction, to oppose the sale of the Trust Assets, by submitting to the Trustee proof of payment issued and duly executed by the Beneficiary with respect to the Obligors’ obligations with the Participating Creditors under the Financing Agreement or with respect to the payment of the Secured Obligations outstanding in such date. If the evidence necessary to oppose the sale shall have not been delivered within the aforementioned time period, we request that you proceed with the sale under the terms of Clause Seventh of the Trust Agreement.

We confirm that the amount of the Secured Obligations due and payable to the Secured Parties is             . Furthermore, attached hereto, as Exhibit 1, is a copy of the Trust Agreement, certified by a [notary public] [commercial broker].

Very truly yours,

By
Name:
Title:

Exhibit M

Fees and Expenses of the Trustee

a)

For the incorporation of the Trust pursuant to the Agreement and the acknowledgment of the position as Trustee, the amount in Mexican Pesos equivalent to US$10,000.00 Dollars (Ten thousand Dollars currency of the United States of America 00/100) plus the Value Added Tax (“VAT”); this amount shall be paid in one installment at the time of execution date of the Agreement;

b)

For the management and operation of the Trust an annual fixed amount of US$30,000.00 Dollars (Thirty thousand Dollars currency of the United States of America 00/100) plus VAT, payable semi-annually in advance;

c)	For amendments to the Agreement, the applicable rates at the time of such amendment, plus VAT;

d)

For the participation in the extrajudicial foreclosure proceedings of the security, a fixed amount equivalent to US$15,000.00 Dollars (Fifteen thousand Dollars currency of the United States of America 00/100) plus VAT, per each foreclosure proceeding payable at the time such proceeding is undertaken;

e)

For granting powers of attorney, amendments to the Agreement or any other act not otherwise contemplated, the amount equivalent to US$1,500.00 Dollars (One thousand five hundred Dollars currency of the United States of America 00/100) plus VAT, payable at the time of execution of the corresponding amendment agreement or document.